Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
FIRST QUARTER 2011 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, May 2, 2011 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the three months ended March 31, 2011.

Financial Results for the Three Months Ended March 31, 2011

Comstock reported net income of $2.4 million or 5¢ per diluted share for the first quarter of 2011 as compared to net income of $7.3 million or 16¢ per share for the three months ended March 31, 2010.

Comstock's production in the first quarter of 2011 of 19.9 billion cubic feet of natural gas equivalent ("Bcfe") increased 6% over the 18.8 Bcfe produced in the first quarter of 2010.  Comstock's daily production rate, which averaged 222 million cubic feet of natural gas equivalent ("MMcfe") per day, grew 18% over production in the fourth quarter of 2010, which averaged 188 MMcfe per day.  Production from the Company's Haynesville shale operations averaged 133 MMcfe per day in the first quarter of 2011 and accounted for 60% of the Company's total production.  Haynesville shale production has increased 42% from the 94 MMcfe per day in the fourth quarter of 2010.  The production increases are a result of the Company overcoming the shortages in completion services that adversely impacted production in the third and fourth quarters of 2010.  During the first quarter of 2011, Comstock completed 21 (11.2 net) of its Haynesville or Bossier shale wells.  As of March 31, 2011, Comstock had 29 wells (19.2 net) waiting on completion, down from 35 wells (23.4 net) at December 31, 2010.

During the first quarter of 2011 Comstock sold $300.0 million in new senior notes due in 2019 and used the proceeds to redeem $172.0 million in outstanding senior notes due in 2012 and to repay amounts outstanding under its bank credit facility.  As a result of these transactions, the average life of the Company's debt increased to 7.3 years from 4.5 years.  The first quarter 2011 results include a charge of $1.1 million ($0.7 million after tax or 2¢ per share) related to the early redemption of the 2012 senior notes.  Other unusual items reflected in the first quarter financial results include an impairment of $9.5 million ($6.1 million after tax or 13¢ per share) to write off exploratory leases that Comstock expects to expire during 2011 without drilling activity.  In addition, Comstock realized a gain of $21.2 million ($13.8 million after tax, or 30¢ per share) from sales of marketable securities during the first quarter of 2011.

Natural gas prices adversely impacted the first quarter 2011 results as they weakened in the first quarter of 2011 as compared to 2010's first quarter.  Comstock's average realized natural gas price decreased 25% to $3.96 per Mcf for the first quarter of 2011 as compared to $5.30 per Mcf for the first quarter of 2010.  The Company's average realized oil price improved by 34% to $89.94 per barrel for the first quarter of 2011 as compared to $67.08 per barrel for the first quarter of 2010.  Lower natural gas prices caused oil and gas sales to decrease by 17% to $88.0 million in the first quarter of 2011 as compared to 2010's first quarter sales of $106.1 million.  Operating cash flow (before changes in working capital accounts) was $56.1 million in the first quarter of 2011 and EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses, was $65.2 million.

2011 Drilling Results

Comstock reported on the results to date of its 2011 drilling program.  During the first three months of 2011, Comstock spent $145.5 million on development and exploration activities and $12.7 million to acquire exploration acreage.  Comstock drilled 19 wells (8.9 net) and completed 23 wells (13.2 net) in the first quarter of 2011.  As of March 31, 2011 the Company also had eight wells (4.5 net) in the process of being drilled, seven Haynesville and Bossier shale wells and one Eagle Ford shale well.

In the East Texas/North Louisiana region, Comstock has drilled 15 wells (6.9 net) in the first quarter of 2011, all of which were Haynesville or Bossier shale wells.  During 2011's first quarter, Comstock has completed 13 operated and 8 non-operated Haynesville or Bossier shale wells which have been put on production at an average per well initial production rate of 11.2 MMcfe per day.

In the first quarter of 2011, Comstock drilled two (2.0 net) Eagle Ford shale wells in its South Texas region.  The Carlson #1H was drilled in McMullen County to a vertical depth of 9,070 feet with a 5,874 foot lateral.  This well was tested at an initial rate of 548 barrels of oil per day and 0.2 MMcf of natural gas per day or 585 barrels of oil equivalent ("BOE") and is currently producing to sales on a restricted choke with a shallow production decline.  The Swenson #1H well was also drilled in McMullen County on the Company's Wheeler Ranch acreage to a vertical depth of 11,150 feet with a 6,118 foot lateral.  This well was tested at an initial rate of 1,045 barrels of oil and 1.3 MMcf of natural gas per day or 1,264 BOE.  During the first quarter of 2011 the Company also completed the Coates A #1H, which was drilled during 2010 in Karnes County to a vertical depth of 9,706 feet with a 5,422 foot lateral.  This well was tested at an initial rate of 507 barrels of oil per day and 0.2 MMcf of natural gas per day or 538 BOE.

With recent efficiencies achieved in the Company's Haynesville and Bossier shale program in North Louisiana both in shorter drilling and completion time, Comstock has revised its capital expenditure budget for 2011 to reflect increased activity as well as expected expenditures to increase the Company's exploratory acreage primarily in the Eagle Ford shale trend in South Texas.  Comstock now expects to spend $570.0 million for drilling and completion activity and $40.0 million on lease acquisitions in 2011.  $115.0 million of the drilling and completion budget is related to completing the wells drilled in 2010 that are being carried over to 2011.  Comstock expects to drill 46 (29.7 net) wells in the Haynesville or Bossier shale in East Texas and North Louisiana region in 2011 and 21 (21.0 net) wells on its Eagle Ford shale acreage targeting primarily liquid hydrocarbons.  The Company released one drilling rig during the first quarter of 2011 and currently has four rigs working in the East Texas/North Louisiana region on Haynesville/Bossier shale projects and one rig working in the South Texas region on Eagle Ford shale prospects.  Comstock expects to move one of the Haynesville rigs to the Eagle Ford by the middle of the year.

The increase in activity is expected to generate higher production in 2011 than the Company's original guidance.  2011 production is now expected to reach 92 to 96 Bcfe which would represent a 30% to 36% growth over pro forma 2010 production excluding production from properties sold in 2010.

Comstock has planned a conference call for 9:30 a.m. Central Time on May 3, 2011, to discuss the operational and financial results for the first quarter of 2011.  Investors wishing to participate should visit the Company's website at www.comstockresources.com for a live web cast or dial 1-800-798-2864 (international dial-in use 617-614-6206) and provide access code 48984419 when prompted.  If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com.  The web replay will be available for approximately one week.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Revenues:
Oil and gas sales	$88,038	$106,089

Operating expenses:
Production taxes	726	1,675
Gathering and transportation	5,628	4,528
Lease operating	11,548	14,160
Exploration	9,537	1,169
Depreciation, depletion and amortization	60,325	59,409
Impairment of oil and gas properties	—	159
Loss on sale of properties	109	—
General and administrative	8,428	9,801

Total operating expenses	96,301	90,901

Operating income (loss)	(8,263)	15,188

Other income (expenses):
Interest income	—	139
Other income	310	20
Interest expense	(10,284)	(7,844)
Gain on sale of marketable securities	21,249	—

Total other income (expenses)	11,275	(7,685)

Income before income taxes	3,012	7,503
Provision for income taxes	(608)	(161)
Net income	$2,404	$7,342

Net income per share:
Basic	$0.05	$0.16
Diluted	$0.05	$0.16

Weighted average shares outstanding:
Basic	45,974	45,408
Diluted	45,974	45,544

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
	2011	2010

OPERATING CASH FLOW:

Net income	$2,404	$7,342
Reconciling items:
Deferred income taxes	449	(55)
Depreciation, depletion and amortization	60,325	59,409
Impairments	9,454	159
Gain on sale of assets	(21,140)	—
Debt issuance cost and discount amortization	1,465	602
Stock-based compensation	3,162	4,233
Operating cash flow	56,119	71,690
Excess income taxes from stock-based compensation	487	(1,490)
Increase in accounts receivable	(5,299)	(4,786)
Decrease (increase) in other current assets	(1,116)	45,817
Increase in accounts payable and accrued expenses	736	13,505

Net cash provided by operating activities	$50,927	$124,736

EBITDAX:

Net income	$2,404	$7,342
Interest expense	10,284	7,844
Income taxes	608	161
Depreciation, depletion and amortization	60,325	59,409
Exploration	9,537	1,169
Impairments	—	159
Gain on sale of assets	(21,140)	—
Stock-based compensation	3,162	4,233

EBITDAX	$65,180	$80,317

	As of March 31,
	2011	2010

BALANCE SHEET DATA:

Cash and cash equivalents	$4,196	$122,197
Marketable securities	80,956	94,378
Other current assets	55,782	52,254
Property and equipment, net	1,904,818	1,610,604
Other	17,481	9,136

Total assets	$2,063,233	$1,888,569

Accounts payable and accrued expenses	$145,564	$100,288
Current deferred income taxes payable	16,014	6,029
Long-term debt	596,506	470,970
Deferred income taxes	216,381	225,481
Other non-current liabilities	9,360	6,716
Stockholders' equity	1,079,408	1,079,085

Total liabilities and stockholders' equity	$2,063,233	$1,888,569

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended March 31, 2011				For the Three Months Ended March 31, 2010
	East Texas/				East Texas/
	North	South			North	South
	Louisiana	Texas	Other	Total	Louisiana	Texas	Other	Total

Oil production (thousand barrels)	34	94	10	138	37	42	97	176
Gas production (MMcf)	15,444	2,865	800	19,109	12,979	4,113	702	17,794
Total production (MMcfe)	15,647	3,431	857	19,935	13,200	4,367	1,280	18,847

Oil sales	$2,945	$8,639	$806	$12,390	$2,744	$3,184	$5,845	$11,773
Gas sales	58,610	13,150	3,888	75,648	66,467	23,725	4,124	94,316
Total oil and gas sales	$61,555	$21,789	$4,694	$88,038	$69,211	$26,909	$9,969	$106,089

Average oil price (per barrel)	$87.16	$91.61	$83.46	$89.94	$74.75	$75.23	$60.58	$67.08
Average gas price (per Mcf)	$3.80	$4.59	$4.86	$3.96	$5.12	$5.77	$5.87	$5.30
Average price (per Mcfe)	$3.93	$6.35	$5.48	$4.42	$5.24	$6.16	$7.79	$5.63

Production taxes	$29	$382	$315	$726	$1,116	$82	$477	$1,675
Gathering and transportation	$5,076	$457	$95	$5,628	$3,660	$773	$95	$4,528
Lease operating	$7,199	$3,367	$982	$11,548	$7,948	$3,468	$2,744	$14,160
Production taxes (per Mcfe)	$—	$0.11	$0.37	$0.04	$0.08	$0.02	$0.37	$0.09
Gathering and transportation (per Mcfe)	$0.32	$0.13	$0.11	$0.28	$0.28	$0.18	$0.07	$0.24
Lease operating (per Mcfe)	$0.47	$0.99	$1.14	$0.58	$0.60	$0.79	$2.15	$0.75

Oil and Gas Capital Expenditures:
Leasehold costs	$10,975	$1,680	$—	$12,655	$9,855	$—	$56	$9,911
Exploratory drilling	16,844	20,428	—	37,272	17,031	—	—	17,031
Development drilling	95,588	11,538	98	107,224	63,242	1,594	—	64,836
Other development	853	94	94	1,041	1,034	629	246	1,909
Total	$124,260	$33,740	$192	$158,192	$91,162	$2,223	$302	$93,687